AMENDMENT NO.1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Employment Agreement (the “Amendment”) is effective as of September 1, 2011 by and between National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (“CFC”) and Sheldon C. Petersen (the “Executive”).

WHEREAS, CFC and the Executive are parties to that certain Employment Agreement dated as of January 1, 2008 (the “Agreement”); and

WHEREAS, CFC and the Executive wish to amend the Agreement in order to extend the “Term of Employment” which will terminate on February 29, 2012, unless earlier terminated or extended as provided in the Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A.  Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings given to them in the Agreement.

B.	Section 3 of the Agreement (Term of Employment) is hereby deleted in its entirety and the following provision is hereby substituted in its place:

3.  Term of Employment.  The Term of Employment under this Agreement shall commence as of January 1, 2008, and shall terminate on February 28, 2015, unless terminated earlier as provided in Section 6 below or extended as provided in the following sentence (the “Term of Employment”).  The Term of Employment shall automatically be extended on March 1, 2015 and each subsequent March 1 for an additional year unless, not later than 6 months prior to any such date, either party to this Agreement shall have given written notice to the other party that the Executive or CFC does not wish to extend or further extend the Term of Employment.

C.	Section 4 of the Agreement (Compensation) is hereby deleted in its entirety and the following provision is hereby substituted in its place:

4.  Compensation.  For all services rendered by the Executive from January 1, 2011 through the remaining Term of Employment, CFC shall pay the Executive as compensation (i) a base salary, in periodic installments in accordance with CFC’s usual payroll practice for its senior executives, at an annual rate of not less than $790,000 (the “Base Salary”), (ii) an annual incentive (the “Short Term Incentive”) pursuant to the terms set forth in  each  CFC Annual Incentive Plan; and (iii) a long-term incentive pursuant to the terms set forth in each  CFC Long Term Incentive Plan.  During the Term of Employment, the Executive’s Base Salary shall be reviewed for possible increase at least annually, and the term “Base Salary’ shall thereafter refer to the Base Salary as so increased.

D. This Amendment contains the entire agreement of the parties with respect to the matters set forth herein, and may only be amended by subsequent written agreement of the parties hereto.  This Amendment is governed by and is to be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

E.
Subsequent to September 6, 2011, any notices delivered to CFC pursuant to the Agreement shall be deemed to have been given in the manner provided in the Agreement when delivered to the following address:

National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way
Dulles, Virginia 20166
Attn:  President

F.	Except as expressly amended hereby, each and every term, condition and provision of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE COPORATION

By:      /s/ J. DAVID WASSON        (SEAL)      7/21/11

            J. David Wasson, President                     Date

By:      /s/ SHELDON C. PETERSEN (SEAL)      7/21/11

            Sheldon C. Petersen                           Date